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                                    EXHIBIT 5.1


                                    May 13, 1998



Sync Research, Inc.
40 Parker
Irvine, CA  92618

     REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about May 13, 1998 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 703,147 shares of your Common Stock (the "SHARES") reserved for issuance under the Sync Research, Inc. 1996 Non-Executive Stock Option Plan (the "PLAN"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

     It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the respective agreement which accompanies each grant under the plan, the Shares will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.



                              Sincerely,

                              VENTURE LAW GROUP
                              A Professional Corporation

                              /s/ Venture Law Group